                                                                  EXHIBIT 10.11

                                                                 CONFORMED COPY




                           SPONSOR SUPPORT AGREEMENT


                                    between


                         UNION TEXAS PETROLEUM LIMITED
                                   as sponsor

                                      and

                         UNION TEXAS BRITANNIA LIMITED
                                  as borrower





                                Clifford Chance
                                     London

                                    CONTENTS


                                     PART 1

                                 INTERPRETATION

1.      INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . .     1



                                     PART 2

                              SUPPORT OBLIGATIONS

2.      COST OVERRUNS  . . . . . . . . . . . . . . . . . . . . . . . . . .     4
3.      DIVIDEND CLAWBACK  . . . . . . . . . . . . . . . . . . . . . . . .     4
4.      TAX SHARING  . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
5.      INSURANCE SUPPORT  . . . . . . . . . . . . . . . . . . . . . . . .     7
6.      REFUNDS OF PAYMENTS OUT OF PROJECT ACCOUNTS  . . . . . . . . . . .     8

                                     PART 3

                                 MISCELLANEOUS
7.      TAX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
8.      PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
9.      BENEFIT OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .     9
10.     ASSIGNMENTS AND TRANSFERS  . . . . . . . . . . . . . . . . . . . .    10
11.     REMEDIES AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . .    10
12.     PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . .    10
13.     NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
14.     COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

                                     PART 4

                                      LAW

15.     LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
16.     JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

THIS AGREEMENT is made the 26 day of May, 1995


BETWEEN


(1) UNION TEXAS PETROLEUM LIMITED a company incorporated in England and Wales with company registration number 708552, (the "SPONSOR"); and

(2) UNION TEXAS BRITANNIA LIMITED a company incorporated in England and Wales with company registration number 2894635, (the "BORROWER").


WHEREAS:


(A) By a facility agreement (the "FACILITY AGREEMENT") of even date herewith between (1) the Borrower, (2) Chemical Bank as arranger, (3) NationsBank, N.A. (Carolinas) and National Westminster Bank Plc as co-arrangers, (4) NationsBank, N.A. (Carolinas) as facility agent,
         (5) NationsBank, N.A. (Carolinas) and Chemical Bank as technical agents, (6) National Westminster Bank Plc as funding agent, (7) National Westminster Bank Plc as account bank and (8) the financial institutions named therein as banks (the "BANKS") and as hedge counterparties, the Banks have agreed, upon the terms and subject to the conditions thereof, to make available to the Borrower a credit facility up to the maximum principal amount of pound sterling 150,000,000.

(B) It is a condition to the making of any advance under the Facility Agreement that the Sponsor provide the support to the Borrower on the terms hereof.


NOW IT IS HEREBY AGREED as follows:

                                     PART 1

                                 INTERPRETATION

1.        INTERPRETATION

1.1 Terms defined or construed in the Facility Agreement shall, unless otherwise defined or construed herein, bear the same meaning or construction herein.

1.2       In this Agreement:

"ACCOUNTING DATE" shall have the meaning given to it in section 834 of the Taxes Act;

"ACCOUNTING PERIOD" shall have the meaning given to it in section 834 of the Taxes Act;





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

"CAPITAL CONTRIBUTION" means (a) a payment in cash by the Sponsor as consideration for the issue and allotment to it of ordinary shares at par in the Borrower or (b) the lending by the Sponsor of an amount to the Borrower by way of Subordinated Debt;

"COST OVERRUN" means every amount (if any) by which the total amount which the Borrower is liable to pay in relation to the Project, any part of the Project Interest or under any Project Agreement and for which the Borrower is entitled to draw down Advances pursuant to Clause 3.1 of the Facility Agreement (including, for the avoidance of doubt, Financing Expenses) exceeds the Facility Amount from time to time;

"DISTRIBUTED AMOUNT" means any amount paid by the Borrower (i) to the Sponsor or any shareholder of the Borrower in respect of any dividend, distribution or other amount paid to the Sponsor or any shareholder of the Borrower by the Borrower in its capacity as shareholder of the Borrower, (ii) in respect of principal, interest or otherwise in respect of Subordinated Debt or any other indebtedness of the Borrower to the Sponsor (other than any trade accounts payable by the Borrower to the Sponsor in the ordinary course of its business provided that such transactions are entered into on arm's length commercial terms no less favourable to the Borrower than those which the Borrower could reasonably have obtained from sources other than the Sponsor), (iii) to the Sponsor as an intra group loan (excluding any intra group loan funded with the proceeds of an Advance for general corporate purposes pursuant to Clause 3.2(ii) of the Facility Agreement) or (iv) as fees due to the Sponsor under the Administrative Services Agreement (other than any fees accrued to the Sponsor thereunder before the Project Completion Date and paid with the proceeds of an Advance) Provided that no Sponsor Special Payment shall constitute a Distributed Amount;

"GROUP RELIEF" means any losses or other amounts eligible for relief from Tax which may be surrendered by way of group relief in accordance with the provisions of Chapter IV of Part X of the Taxes Act;

"RELEVANT ACCOUNTING PERIOD" means any Accounting Period of the Borrower during the period from 1st January 1995 until the Final Discharge Date;

"RELEVANT RELIEF" means every amount of Group Relief which is surrendered by the Borrower to the Sponsor in any Relevant Accounting Period, which, had it not been surrendered, would have been available to the Borrower in any Subsequent Relevant Accounting Period to reduce or eliminate the profits or income on which it is liable to pay Tax;

"RELEVANT REPAYMENT DATE" is defined in Clause 3.2;

"REPAYMENT EVENT" is defined in Clause 3.2;

"SPONSOR REPAYMENT EVENT MAXIMUM AMOUNT" is defined in Clause 3.2;

"SPONSOR'S PAYMENT" is defined in Clause 3.3;

"SUBSEQUENT RELEVANT ACCOUNTING PERIOD" is defined in Clause 4.3.1;





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
"TAX" means corporation tax on income and chargeable gains;

"TAX DIFFERENTIAL AMOUNT" for any Relevant Accounting Period means the amount of Tax paid or payable by the Borrower during that Relevant Accounting Period taking into account all tax reliefs utilised and all tax credits received, which Tax would not have been paid or payable during that Relevant Accounting Period if Relevant Relief, not previously taken into account in the calculation of any earlier Tax Differential Amount, had not been surrendered to the Sponsor; and

"TAXES ACT" means the Income and Corporation Taxes Act 1988.

1.3 A reference in this Agreement to a "CLAUSE" or "PART" shall, subject to any contrary indication, be construed as a reference to a clause, or part, as the case may be, hereof.

1.4 "POUND STERLING" and "STERLING" denote lawful currency of the United Kingdom.

1.5 Save where the contrary is indicated, any reference in this Agreement to:

          (i) this Agreement, a Project Agreement, a Financing Agreement, licence, permission, or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such Project Agreement, Financing Agreement, licence, permission or other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

          (ii) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

          (iii) a time of day shall be construed as a reference to London time.

1.6       Clause and Part headings are for ease of reference only.

                                     PART 2

                              SUPPORT OBLIGATIONS

2.        COST OVERRUNS

2.1 The Sponsor agrees with the Borrower that it will make Capital Contributions to the Borrower from time to time within five business days of its request to enable it to meet any amount which is a Cost Overrun and which is due and payable by the Borrower at any time before the Project Completion Date Provided that:

          (i) the Sponsor's maximum aggregate liability under this Clause 2 shall be pound sterling 30,000,000 or, if the Facility Amount has been reduced pursuant to Clause 2.4 of the Facility Agreement, such lower amount which is produced by reducing pound sterling 30,000,000 pro rata to the reduction in the Facility Amount;

          (ii) the Sponsor shall not be obliged to make any payment under this Clause 2 until such time as the Banks have advanced the Facility Amount to the Borrower under the Facility Agreement;

          (iii) the Borrower shall apply the amount so paid to it against any Permitted Expenditure which is a Cost Overrun and is then due and payable provided that if the tests specified in Parts 1 through 5 of the Seventh Schedule of the Facility Agreement (the "TECHNICAL COMPLETION TESTS") have been satisfied, the Sponsor's obligation to fund Cost Overruns pursuant to this Clause 2 shall be limited further to any such Permitted Expenditure described in Part 6 of the Seventh Schedule to the Facility Agreement that arose, or relate to events occurring, on or prior to satisfaction of the Technical Completion Tests; and

          (iv) the Sponsor shall not be obliged to make any payment under this Clause 2 if the Unit Operating Committee has determined that the Project should be abandoned pursuant to Clause 20.1 of the Unit Operating Agreement.

2.2 Any amount payable by the Sponsor under Clause 2.1 shall be paid directly to the credit of the Proceeds Account.

3.        DIVIDEND CLAWBACK

3.1 If an Event of Default of the type specified in Clause 28.1(i) of the Facility Agreement has occurred (a "PAYMENT EVENT OF DEFAULT"), the Sponsor shall immediately pay to the Borrower by crediting the same directly to the Proceeds Account, an amount equal to all amounts paid by or on behalf of the Borrower by way of any Distributed Amount (subject to Clause 3.3) on or in respect of the previous two Repayment Dates to have occurred before the payment default occurred which became such Payment Event of Default Provided that the maximum amount payable in respect of such Payment Event of Default shall be that which would then satisfy the Borrower's then outstanding obligations to the Beneficiaries.

3.2 If the amount of the Loan to be repaid by the Borrower on any Repayment Date (the "RELEVANT REPAYMENT DATE") would (but for any payment under this Clause 3.2) be less than the greatest of the amounts referred to in Clause 10.1(ii)(a), (b) and (c) of the Facility Agreement for the Relevant Repayment Date (a "REPAYMENT EVENT"), the Sponsor shall immediately pay to the Borrower, by crediting the same directly to the Proceeds Account, an amount equal to all amounts paid by or on behalf of the Borrower by way of any Distributed Amount (subject to Clause 3.3) on or in respect of the previous two Repayment Dates to have occurred before the Relevant Repayment Date Provided that the maximum amount payable in respect of such Repayment Event (such maximum amount being the "SPONSOR REPAYMENT EVENT MAXIMUM AMOUNT") shall be that which would enable the Borrower to reduce the Loan on the Relevant Repayment Date by an amount equal to the greatest of the amounts referred to in Clauses 10.1(ii)(a), (b) and (c) of the Facility Agreement for the Relevant Repayment Date (and, for the purposes of calculating the amount to be paid pursuant to this Clause 3.2, any amount referred to in Clause 10.1(i) of the Facility Agreement for the Relevant Repayment Date shall be deemed to be equal to the greatest of the amounts referred to in Clause 10.1(ii) thereof).

3.3 If the Sponsor makes any payment under Clause 3.1 or 3.2 (a "SPONSOR'S PAYMENT"), then the amount of any Distributed Amount paid by the Borrower and in respect of which such Sponsor's Payment was made shall, for the purposes of this Clause 3, be deemed to be reduced by the amount of such Sponsor's Payment Provided that no Distributed Amount paid by the Borrower on the second of the two previous Repayment Dates before the relevant payment default or relevant Repayment Event shall be deemed to be reduced hereunder before the Distributed Amounts paid by the Borrower on the first such previous Repayment Date have been deemed to have been reduced to zero pursuant hereto.

3.4 Any Sponsor's Payment may be paid as an advance to the Borrower by way of Subordinated Debt which shall be repayable in accordance with such terms as may be mutually agreed between the Sponsor and the Borrower subject to Clause 7 of the Sponsor Direct Agreement.

4.        TAX SHARING

4.1       SURRENDER

          The Borrower agrees to surrender to the Sponsor by way of Group Relief, such amount of losses and other amounts eligible for relief from Tax during a Relevant Accounting Period as the Sponsor may request, up to the maximum amount so eligible for surrender during such Relevant Accounting Period. Unless otherwise agreed with the Sponsor, the Borrower will maintain its Accounting Date as 31 December in each year.

4.2       CONSENT TO SURRENDER

          The Borrower will give to the Sponsor the appropriate consents (as referred to in paragraph 10 to Schedule 17A of the Taxes Act) and otherwise take such action as the Sponsor shall reasonably request to ensure that Group Relief can be and is duly surrendered in accordance with relevant statutory provisions and Inland Revenue practice, in each case promptly and shall notify such consents to the Inland Revenue as soon as reasonably practicable and, in any event, in reasonably sufficient time to allow claims or amended claims to be made by the Sponsor within the applicable time periods.

4.3       PAYMENT

4.3.1     If:

                (i) any amount has been surrendered by the Borrower to the Sponsor by way of Group Relief in any Relevant Accounting Period; and

               (ii) in any subsequent Relevant Accounting Period (the "SUBSEQUENT RELEVANT ACCOUNTING PERIOD"), the Borrower becomes liable to pay Tax which it would not have been liable to pay had such surrender not been made in any previous Relevant Accounting Period, then the Sponsor shall, on the Repayment Date which immediately precedes the last day on which the Borrower can pay such Tax without incurring any interest or penalties and occurring in such Subsequent Relevant Accounting Period , make a group relief payment to the Borrower, as referred to in section 402(6) of the Taxes Act, of an amount equal to the Tax Differential Amount for such Subsequent Relevant Accounting Period.

4.3.2 The Sponsor and the Borrower agree that if on any Repayment Date the Sponsor is obliged to make any payment under Clause 4.3.1 and the Borrower is obliged to make any payment to the Sponsor permitted pursuant to Clause 34.14(vi) of the Facility Agreement then such payments shall be netted off against each other and the Borrower or the Sponsor, as the case may be, shall pay the resultant balance, as appropriate, but for all purposes of the Financing Agreements each party hereto shall be deemed to have received the full amount on such Repayment Date which it would otherwise have received but for this Clause 4.3.2.

4.3.3 To the extent that the Sponsor makes any payment to the Borrower on any Relevant Repayment Date, such payment shall satisfy the Sponsor's obligations under Clause 4.3.1 to the fullest extent possible before satisfying any of its obligations under Clause 3 which may also have arisen on such Relevant Repayment Date.

4.4       ADJUSTMENTS

4.4.1 If the amount of the Tax liability of the Borrower in any Relevant Accounting Period is finally determined (in accordance with Clause 4.4.3) (the "FINAL DETERMINATION") and if such Final Determination is an amount greater than the amount of the Tax liability of the Borrower by reference to which the Tax Differential Amount for that Relevant Accounting Period under Clause 4.3 was calculated, the Sponsor shall pay to the Borrower such amount as ensures that the total amount paid by the Sponsor under Clause 4.3 and this Clause 4.4 shall be the amount which is payable in respect of the Tax Differential Amount for that Relevant Accounting Period as calculated by reference to the Final Determination.

4.4.2 Any sum payable under this Clause 4.4 shall be paid within 5 business days after the date on which the Final Determination is made.

4.4.3 For the purposes of this Clause 4.4, the liability to Tax is finally determined on the date on which the Tax becomes due and recoverable by the tax authority demanding the same, provided that, if the date on which the Tax can be recovered is deferred following application to the relevant tax authority, the date on which the liability to Tax is finally determined shall be such later date when the amount of Tax is finally and conclusively determined. For this purpose, an amount of Tax shall be deemed to be finally and conclusively determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made or a decision of a court or tribunal is given from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

5.        INSURANCE SUPPORT

5.1 The Sponsor agrees that if the Borrower (or any other person on its behalf) has made any claim upon any insurance specified in the sections of the Eighth Schedule to the Facility Agreement specified in Column A below, the Sponsor shall, upon such claim being paid by the underwriters, pay the amount to the Borrower, by crediting the same directly to the Insurance Account, which is equal to the difference between (i) the amount paid by the underwriters in respect of such claim and (ii) the amount which would have been paid by the underwriters in respect of such claim had such insurance been subject to the deductibles specified opposite such insurances in Column B below (and not those specified in the relevant section of the Eighth Schedule to the Facility Agreement), such deductibles being per occurrence and in respect of the Borrower's percentage interest in the Britannia Field:

COLUMN A                                                 COLUMN B
Control of Well (section 1 of
Part 1 of the Eighth Schedule)                           US$250,000

Drilling Tools and Equipment
(section 3 of Part 1 of the
Eighth Schedule)                                         US$250,000

Liabilities (section 5 of
Part 1 of the Eighth Schedule)                           US$1,000,000

5.2 The Sponsor agrees that if (i) the Borrower (or any other person on its behalf) makes any claim on any insurance required to be effected pursuant to Clause 26 of the Facility Agreement and, (ii) the Borrower is required pursuant to Clause 34.6(ii) of the Facility Agreement to pay the proceeds of such claim to the Insurance Account, and (iii) any amount paid by the underwriters in respect of such claim is paid to the Sponsor, UTPH or any other subsidiary of UTPH (other than the Borrower) then the Sponsor shall ensure that such amount is promptly paid to the Borrower by crediting the same directly to the Insurance Account.

5.3 The Sponsor hereby undertakes until the Project Completion Date to the Borrower to pay or ensure that there is paid all premiums required to be paid to any insurers in respect of any Group Insurances required to be maintained pursuant to Clause 26 of the Facility Agreement, such premiums to be paid promptly and in any event before the renewal date for each such insurance.

5.4 The Borrower undertakes to reimburse the Sponsor for any amounts of insurance premiums which the Sponsor has paid in respect of Group Insurances (including those paid pursuant to Clause 5.3) and which are reasonably allocated to the Borrower in respect of its interest in the Britannia Field. Such reimbursement shall be made:

                (i) with respect to any insurance premiums paid by the Sponsor on or before the Project Completion Date from the proceeds of an Advance on or after the Project Completion Date; and

               (ii) with respect to any insurance premiums paid by the Sponsor after the Project Completion Date promptly after any payment made by the Sponsor.

5.5 If at any time on or after the date on which the first Advance is made under the Facility Agreement the Construction All Risk insurance specified in Part 2 of the Eighth Schedule to the Facility Agreement has not been taken out by or on behalf of the Borrower, and if at any such time an event occurs which, had such insurance been in effect, would have entitled a claim to have been made under such insurance, then the Sponsor shall pay such amount to the Borrower as would be the amount which underwriters would have paid under such insurance had such insurance been in full force and effect. Any amount so paid by the Sponsor shall be paid by crediting the same directly to the Insurance Account for application in accordance with Clause 34.15 of the Facility Agreement. The Sponsor shall pay any such amount as soon as reasonably practicable after such event occurs, or if there is any dispute as to the amount so payable, promptly after the determination of such dispute by the Independent Loss Adjuster pursuant to Clause 6.2 of the Sponsor Direct Agreement.

5.6 To the extent that the Borrower may receive any Insurance Proceeds where the Sponsor had, prior to such proceeds being paid by the insurers, paid for (or provided the Borrower with funds to make such payments) the repair, replacement or rectification of that part of the Project Interest which was lost or damaged, the Borrower shall reimburse the Sponsor out of and up to the amount of such Insurance Proceeds so received, as permitted in accordance with Clause 34.15(ii) of the Facility Agreement.

6.        REFUNDS OF PAYMENTS OUT OF PROJECT ACCOUNTS

If at any time the Borrower is required to pay or ensure that there is paid (a) to the credit of the Proceeds Account any amount pursuant to Clause 34.9 of the Facility Agreement or (b) to the credit of the VAT Account pursuant to Clause
34.16 of the Facility Agreement by reason of any of the conditions specified in Clause 34.8(i), (ii), (iii), (iv) or (v) of the Facility Agreement not being or ceasing to be satisfied, the Sponsor shall immediately pay or ensure that there is immediately paid, such amount to the credit of the Proceeds Account but only to the extent that such funds have been released therefrom pursuant to Clause
34.8 of the Facility Agreement and an amount equal to such funds has not been paid by the Sponsor pursuant to Clause 3.1 or 3.2.

                                     PART 3

                                 MISCELLANEOUS

7.        TAX

7.1 All payments to be made by the Sponsor to the Borrower under or pursuant to this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Sponsor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Sponsor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Borrower receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding have been made or required to be made.

7.2 If any payment by the Sponsor to the Borrower hereunder will be or has been subject to tax, the Sponsor shall, on demand from the Borrower, pay the Borrower a sum which (after taking into account tax payable by the Borrower in respect of that sum) will ensure that the Borrower receives and retains a net amount equal to the amount which it would have received and retained had the payment not been subject to tax.

8.        PAYMENTS

8.1 Save as may be expressly permitted hereunder, all payments required to be made by the Sponsor to the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

8.2       Any amount payable by the Sponsor hereunder:

       (i) shall, save as expressly stated to the contrary, be paid directly to the Account Bank for crediting to the Proceeds Account; and

      (ii) shall be paid in immediately available, freely transferable cleared funds and, in the case of any payment made under Clauses 3.2 and 4.3.1 shall be made so that on the Repayment Date on which the Borrower is to receive such payment the Borrower is able to pay such amount to the Funding Agent for the account of the Banks in repayment of the Loan in accordance with the Facility Agreement.

9.        BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

10.       ASSIGNMENTS AND TRANSFERS

Save for any assignment made by the Borrower by or pursuant to any of the Security Documents, neither the Sponsor nor the Borrower shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

11.       REMEDIES AND WAIVERS

No failure on the part of the Borrower to exercise, nor any delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

12.       PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

13.       NOTICES

13.1 Each communication to be made hereunder shall be made in writing but unless otherwise stated, may be made in writing by facsimile, telex or letter.

13.2 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall be made or delivered to that other person at the address, telex or facsimile number identified with its signature, in the case of the Borrower, in the signature pages of the Facility Agreement and, in the case of the Sponsor, in the signature pages of the Sponsor Direct Agreement and shall be deemed to have been made or delivered (i) if sent by telex or facsimile at the time of despatch (if despatched between 9.00 a.m. and 5.00 p.m. (local time in the place to which it is sent) on a working day in that place, when sent, or if sent by telex or facsimile at any other time, at
9.00 a.m. (local time in the place to which it is sent) on the next working day in that place), provided that in the case of facsimile, the person sending the facsimile shall have received a transmission receipt and a hard copy of such facsimile or telex shall be sent on the same day to the party to whom such notice was sent (but failure to send or receive any such hard copy shall not prejudice any such deemed making or delivery) and, in the case of a telex, the person sending the telex shall have received the correct answerback at the beginning and end of the transmission, (ii) if sent by recorded delivery, at the recorded time of delivery or (iii) in the case of any other communication made by letter, when left at that address or (as the case may be) five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

13.3 Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified

(by an officer of the person making or delivering the same) as being a true and accurate translation thereof. In the event of dispute, the English language version shall prevail.

14.       COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

                                     PART 4

                                      LAW


15.       LAW

This Agreement shall be governed by, and shall be construed in accordance with, English law.

16.       JURISDICTION

16.1 Each of the parties agrees for the benefit of the other that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

16.2 Each of the parties irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 16.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.





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
THE SPONSOR

UNION TEXAS PETROLEUM LIMITED

By:         R.A. HALSON



THE BORROWER

UNION TEXAS BRITANNIA LIMITED

By:         R.A. HALSON





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